Exhibit 8.1

List of Subsidiaries

1. Giant Interactive Group Inc. (Cayman Islands)

2. Eddia International Group Limited (“Eddia International”)

3. Shanghai Zhengtu Information Technology Co., Ltd. (“Zhengtu Information”)

4. Giant Interactive (HK) Limited (“Giant HK”)

5. Zhuhai Zhengtu Information Technology Co., Ltd. (“Zhuhai Zhengtu”)

6. Hangzhou Snow Wolf Software Co., Ltd. (“Snow Wolf Software”)

7. Shanghai Zhengduo Information Technology Co., Ltd. (“Zhengduo Information”)

8. Shanghai Jujia Network Technology Co., Ltd. (“Jujia Network”)

9. Shanghai Juhuo Network Technology Co., Ltd. (“Juhuo Network”)

10.	Chengdu Jufan Network Technology Co., Ltd. (“Jufan Network”)

11.	Shanghai Zhengju Information Technology Co., Ltd. (“Zhengju Information”)

12.	Shanghai Juquan Network Technology Co., Ltd. (“Juquan Network”)

13.	Shanghai Jujia Network Technology Co., Ltd. (II) (“Jujia Network II”)

14.	Beijing Giant Zhengtu Network Technology Co., Ltd. (“Beijing Giant Zhengtu”)

15.	Shanghai Juhuan Network Technology Co., Ltd. (“Juhuan Network”)

16.	Shanghai Giant Network Technology Co., Ltd. (“Giant Network”)

17.	Wuxi Glorious Mission Co., Ltd. (“Wuxi Network”)

18.	Wuxi Tiema Network Technology Co., Ltd. (“Tiema Network”)

19.	Shanghai Juxin Network Technology Co., Ltd. (“Juxin Network”)

20.	Beijing Giant Glorious Mission Network Technology Co., Ltd. (“Beijing Giant”)

21.	Beijing Julun Network Information Technology Co., Ltd. (“Julun Network”)

22.	Wuxi Tiequan Network Technology Co., Ltd. (“Tiequan Network”)

23.	Shanghai Juhe Network Technology Co., Ltd. (“Juhe Network”)

24.	Shanghai Giant Glorious Mission Network Technology Co., Ltd. (“Shanghai Giant ”)

25.	Shanghai Jujia Network Technology Co., Ltd. (III) (“Jujia Network III”)

26.	Shanghai Juzi Information Technology Co., Ltd. (“Juzi Information”)

27.	Bengbu Giant Glorious Mission Network Technology Co., Ltd. (“Bengbu Giant ”)